UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
                                                 Commission File Number: 0-14266
                                                         CUSIP Number: 913459103

                           NOTIFICATION OF LATE FILING

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
(Check One):
[   ] Form 10-KSB  [   ] Form 20-F  [   ] Form 11-K  [ X ] Form 10-QSB  [   ] Form N-SAR  [   ] Form N-CSR

For Period Ended: June 30, 2005
                 ---------------

[   ]    Transition Report on Form 10-K                       [   ]    Transition Report on Form 10-Q
[   ]    Transition Report on Form 20-F                       [   ]    Transition Report on Form N-SAR
[   ]    Transition Report on Form 11-K

For the Transition Period Ended: ______________
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         Read attached instruction sheet before preparing form. Please print or type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify Item(s) to which the notification relates:

                         Part I. Registrant Information

Full name of registrant:            UNIVERSAL DETECTION TECHNOLOGY
                          ------------------------------------------------------

Former name if applicable:
                            ----------------------------------------------------

Address of principal executive office (Street and number):

                          9595 WILSHIRE AVE., SUITE 700
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City, State and Zip Code:                 BEVERLY HILLS, CA 90212
                           -----------------------------------------------------

                         Part II. Rule 12b-25(b) and (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, 20-F, 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date;

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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                               Part III. Narrative

         State below in reasonable detail why Form 10-KSB, 20-F, 11-K, 10-QSB, N-SAR, N-CSR or the transition report portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         The Company has not been able to compile the requisite financial data and other narrative information necessary to enable it to have sufficient time to complete the Company's Form 10-QSB by August 15, 2005, the required filing date, without unreasonable effort and expense.

                           Part IV. Other Information

         (1) Name and telephone number of person to contact in regard to this notification.

        Jacques Tizabi                         310                 248-3655
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           (Name)                          (Area Code)        (Telephone number)

         (2) Have all other periodic reports required under Sections 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                      [ X ] Yes         [   ] No

         (3) Is it anticipated that any significant changes in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                      [   ] Yes         [ X ] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                         UNIVERSAL DETECTION TECHNOLOGY
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                  (Name of registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   August 12, 2005                       By:  /s/ Jacques Tizabi
       -----------------                           -----------------------------
                                                   Name:  Jacques Tizabi
                                                   Title: President and Chief
                                                          Executive Officer